CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Vanguard Specialized Funds of our reports dated March 15, 2018, relating to the financial statements and financial highlights, which appears in Vanguard Dividend Appreciation Index Fund, Vanguard Dividend Growth Fund, Vanguard Energy Fund, Vanguard Health Care Fund, Vanguard Precious Metals and Mining Fund and Vanguard REIT Index Fund’s Annual Report on Form N-CSR for the year ended January 31, 2018. We also consent to the references to us under the headings “Financial Statements”, “Service Providers—Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
May 23, 2018